EXHIBIT 99.1
[LOGO]     Constellation

CONTACTS
Media Relations	Investor Relations
Mike Martin - 585-218-3669	Lisa Schnorr - 585-218-3677
Kevin Harwood - 585-218-3666	Bob Czudak - 585-218-3668

Constellation Brands Board Approves New Director

Barry A. Fromberg, Retired Dean Foods Company EVP & CFO,
Fills Seventh Board Seat

FAIRPORT, N.Y., April 4, 2006 - Barry A. Fromberg, 50, retired executive vice president and chief financial officer of Dallas-based Dean Foods Company (NYSE: DF), has been elected to Constellation Brands (NYSE: STZ) Board of Directors, filling the seat vacated when the late George Bresler retired in November 2005. Fromberg was a member of Dean Foods’ executive management team, with responsibilities to develop and implement strategies to drive growth and create shareholder value for the $10.8 billion food and beverage company. He also supported Dean Foods’ audit committee, was responsible for the company’s compliance with the Sarbanes-Oxley Section 404 internal control certification process, and oversaw all accounting, financial reporting, budgeting and planning, treasury, cash management, investor relations, internal audit, tax planning and compliance, risk management and information technology activities.

- more -

“Barry has a wealth of practical business experience and knowledge with a highly successful consumer packaged goods company, in addition to experience in telecommunications and with an accounting firm,” stated Richard Sands, Constellation Brands chairman and chief executive officer. “We are very pleased that he will be joining Constellation’s board of directors, and we look forward to his insights and contributions to help us explore the many unharvested opportunities that exist to further grow Constellation Brands.”
Fromberg earned a Bachelor of Arts degree in accounting and a Master of Business Administration degree from The Wharton School of the University of Pennsylvania. He is also a Certified Public Accountant.
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi, Robert Mondavi Winery brands, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

# # #